AMENDED AND RESTATED

                         EXECUTIVE EMPLOYMENT AGREEMENT

         This  AMENDED  AND  RESTATED  EXECUTIVE   EMPLOYMENT   AGREEMENT  (this
"Agreement") is made as of March 29, 2000 by and between Scott C. Anixter ("Executive") and ANICOM, INC., a Delaware corporation (the "Company").

                              PRELIMINARY RECITALS

         WHEREAS, the Company is engaged in the business of selling and distributing communication related wire, cable, fiber optics and computer network and connectivity products (the "Business").

         WHEREAS, Executive is currently employed by the Company as the Chairman of the Board of Directors, pursuant to that certain Amended and Restated Executive Employment Agreement, dated November 30, 1998, by and between the Company and Executive (the "Current Employment Agreement").

         WHEREAS, Executive has extensive knowledge and a unique understanding of the operation of the Business.

         WHEREAS, the Company and Executive desire to continue Executive's employment relationship with the Company in a new position as Chairman Emeritus and Director of Strategic Development, all under the terms and conditions set forth herein.

         WHEREAS, the parties hereto desire to amend and restate the Current Employment Agreement in the form of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

         1.       Duties and Extent of Service.
                  ----------------------------

                  1.1 Duties. The Company hereby employs Executive as the Company's Chairman of the Board of Directors ("Chairman") until May 17, 2000, and thereafter its Chairman Emeritus and Director of Strategic Development, and Executive hereby accepts such employment and agrees to act in such capacities, all in accordance with the terms and conditions of this Agreement. Subject to Section 7, during the Employment Period, Executive will perform such duties as the Board of Directors of the Company ("Board") may prescribe from time to time, consistent with Executive's title.

                  1.2 Extent of Service. It is understood that Executive's duties shall not require his full-time attention. However, Executive agrees that during the Employment Period, he will devote as much of his business time and attention as is reasonably required to fulfill his duties under this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from devoting reasonable periods of time and effort to (i) charitable, community and personal activities, (ii) management of his personal investment assets, and
         (iii) with the approval of the Board of Directors of the Company, which approval shall not be unreasonably withheld, serving as a director or advisor of any other business entity; provided, however, that in each case, such activity does not interfere in any material respect with the performance by Executive of his duties hereunder, and does not violate
         Section 5 hereof.

                  1.3 Right to Become a Consultant. The parties to this Agreement acknowledge and agree that, at any time during the Employment Period, Executive may elect to become a consultant of the Company, either directly or through an entity of which Executive is the majority owner, rather than an employee of the Company. In connection with any such election, Executive may transfer all of his rights under this Agreement to any such entity which will be providing such services. Upon any such election by Executive, all references herein to Executive's employment will be deemed to refer to the engagement as a consultant of Executive or the entity to which he has assigned this Agreement and all references herein to Executive will be deemed to refer to Executive or the entity to which he has assigned this Agreement, except that the covenants set forth in Section 5 shall refer to both Executive and any such entity, and the terms of Sections 4.3,
         4.4 and 4.6 shall refer to Executive individually. Furthermore, if Executive elects to become a consultant, he and the Company agree to abide by the following terms:

                           (a) it is understood that Executive will not have set
                  hours of work, and will not be required to be at the Company for a particular number of hours during the day or week;

                           (b) Executive will not be required to spend all of his time performing services for the Company;

                           (c) Executive will hire, supervise and pay his own assistants, supply them with the materials they need to do their work, and will be responsible for their results;

                           (d) the parties  acknowledge and agree that Executive
                  will be an independent contractor and that no employee of Executive shall be deemed an employee or agent of the Company; the Company shall exercise no supervision or control with respect to the provision of any consulting services, except to the extent that the Company provides specifications, descriptions, time schedules, or goals for projects and exercises the right to evaluate Executive's work product under this Agreement; and

                           (e) Executive will pay all of his own travel and business expenses, subject to reimbursement by the Company.

         2. Term. Executive's employment under this Agreement shall commence on April 1, 2000 and shall continue for a period of five (5) years (the "Employment Period"), subject to the termination provisions set forth in Section 7. If, at least ninety (90) days before the expiration of any Employment Period, the Company gives Executive a written offer to extend the Employment Period for a subsequent term of at least three (3) years following the end of such Employment Period on economic terms not less favorable to Executive than those set forth herein and Executive does not accept such offer in writing within thirty (30) days after delivery of such offer, then the expiration of such Employment Period shall constitute termination without Good Reason by Executive for purposes of this Agreement. If, at least ninety (90) days before the expiration of any Employment Period, the Company does not give Executive a written offer to extend the Employment Period for a subsequent term of at least three (3) years following the end of such Employment Period on economic terms not less favorable to Executive than those set forth herein, then the expiration of such Employment Period shall constitute termination by the Company without Cause for purposes of this Agreement.

         3. Board Representation. As of the date hereof, Executive is a member of Class I of the Board, the term of which runs until the 2002 annual meeting of stockholders. During the Employment Period, the Company shall recommend Executive for nomination by the Board for election at the 2002 annual meeting of stockholders and each subsequent annual meeting of stockholders during the Employment Period at which his term on the Board would otherwise expire.

         4.       Compensation.

                  4.1 Base Salary. During the Employment Period, the Company will pay Executive a base salary at a rate of $400,000 per annum (the "Base Salary"), payable in accordance with the Company's normal payroll practices for executive officers. The Compensation Committee of the Board ("Compensation Committee") shall perform an annual review of Executive's Base Salary based on Executive's performance of his duties and the Company's normal practice for executive salary review; provided that, in no event shall Executive's Base Salary for any year be less than $400,000. The first annual review of Executive's Base Salary shall occur no later than August 31, 2000, and any increase in Base Salary awarded during that annual review shall be effective July 1, 2000. Subsequent annual reviews shall be completed within sixty (60) days after the end of the Company's fiscal year and any increases in Base Salary shall be effective January 1 and paid retroactive to that date.

                  4.2 Bonus Payments. During the Employment Period, Executive shall be eligible to receive an annual bonus ("Bonus Payments"), in an amount to be determined by the Compensation Committee, in its sole discretion, based upon Executive's and the Company's performance and the achievement of goals and objectives approved by the Compensation Committee. The performance criteria to be used with respect to the calendar year ending on December 31, 2000 are attached hereto as Exhibit A (the "2000 Matrix"). The criteria for the Bonus Payments for which Executive shall be eligible in future years shall be on substantially the same terms and on no less favorable economic terms than would be received using the 2000 Matrix. Bonus payments shall be made to Executive within sixty (60) days after the end of the Company's fiscal year. Performance criteria for subsequent fiscal years will be determined on or before the later of the sixtieth day after the end of the previous fiscal year or thirty days after a reasonable proposal is presented by management with respect thereto.

                  4.3 Stock Options. During the Employment Period, Executive shall be eligible to receive an annual grant of options to purchase the Company's common stock, in an amount to be determined by the Compensation Committee, in its sole discretion, based upon Executive's and the Company's performance and the achievement of goals and objectives approved by the Compensation Committee. Stock options shall be awarded to Executive within sixty days after the end of the Company's fiscal year or prior to the Company's annual earnings release, whichever occurs first.

                  4.4 Automobile Allowance. During the Employment Period, the Company shall provide Executive with a monthly automobile allowance of $1,600 (the "Automobile Allowance").

                  4.5 Transaction Bonus. If a Change in Control occurs within the five (5) year period commencing on the date of this Agreement (the "Scheduled Term"), the Company (or its successor or assigns) shall pay to Executive a transaction bonus of $1,500,000, payable in cash within fifteen (15) business days following the effective date of the Change in Control, regardless of whether Executive remains employed by the Company as of such effective date or any time prior thereto. This provision shall survive any termination of this Agreement.

                  4.6 Benefits. During the Employment Period, Executive will be entitled to participate in group life and medical insurance plans, profit-sharing and similar plans, and other "fringe benefits" which are currently offered or may be offered in the future by the Company (collectively, "Benefits"), a summary description of which is attached hereto as Exhibit B, comparable to those made available by the Company to its other senior executive employees, in accordance with the terms of such plans. If Executive does not qualify for certain of the Benefits upon any change in status from employee of the Company to a consultant thereto, Executive may purchase replacement Benefits, for which he will be reimbursed by the Company. In no event shall any of the Benefits made available to Executive when he is engaged by the Company as a consultant be less favorable than those now enjoyed by Executive or be diminished in any way.

                  4.7 Vacation. Executive shall be entitled to take such vacation as is reasonable, consistent with past practice, provided that such vacation does not conflict with the Company's interests or interfere with the performance of Executive's duties hereunder, with pay.

                  4.8 Withholding. All compensation payable to Executive under this Agreement is stated in gross amount and will be subject to all applicable withholding taxes, other normal payroll deductions, and any other amounts required by law to be withheld. Subsequent to an assignment of this Agreement by Executive to a company of which he is a majority owner (the "Assignee") pursuant to Section 1.3 above, the Assignee will comply with and be responsible for all applicable withholding and tax reporting obligations relating to Executive's compensation under this Agreement.

                  4.9 Expenses. During the Employment Period, the Company, in accordance with its policies and past practices, will pay or reimburse Executive for all expenses (including legal, accounting, travel and entertainment expenses) reasonably incurred by Executive during the Employment Period in connection with the performance of Executive's duties under this Agreement, so long as Executive provides the Company reasonable documenation or evidence of the expenses for which Executive seeks reimbursment.

         5.       Covenant Not to Compete.
                  -----------------------

                  5.1 Executive's Acknowledgment. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Executive undertake not to utilize his special knowledge of the Business and his relationships with customers and suppliers to compete with the Company. Executive further acknowledges that:

(a)      the Company is currently engaged in the Business;

(b) Executive has occupied a position of trust and confidence with the Company prior to the date of this Agreement and will continue to acquire an intimate knowledge of all proprietary and confidential information concerning the Business;

(c) the agreements and covenants contained in this Section 5 are essential to protect the Company and the goodwill of the Business;

(d) the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement;

(e) the scope and duration of the Restrictive Covenants are reasonably designed to protect a protectible interest of the Company and are not excessive in light of the circumstances; and

(f) Executive has a means to support himself and his dependents other than by engaging in the Business, or a business similar to the Business, and the provisions of this Section 5 will not impair such ability.

                  5.2 Non-Compete. The "Restricted Period" for purposes of this Agreement shall commence on the date of this Agreement and shall continue until the later of April 1, 2005 or the third year anniversary of the termination of this Agreement; provided that, if Executive's employment with the Company is terminated by Executive for Good Reason or by the Company without Cause, or by Executive without Good Reason after January 1, 2002 or upon a Change in Control, then the payments to which Executive is entitled under Section 8.1 or 8.2, as the case may be, shall be paid to Executive in consideration for the survival of the Restricted Period beyond the Effective Date. Executive hereby agrees that at all times during the Restricted Period, Executive shall not, directly or indirectly, as executive, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in the Business anywhere within the United States and Canada (the "Territory").

                  5.3 Non-Solicitation. Without limiting the generality of the provisions of Section 5.2 above, Executive hereby agrees that, during the Restricted Period, Executive will not, directly or indirectly, solicit, or participate as executive, agent, consultant, stockholder, director, partner or in any other individual or representative capacity in any business which solicits, business from any Person which is or was a customer or vendor of the Business during the Restricted Period, or from any successor in interest to any such Person for the purpose of marketing, selling or providing any such Person any services or products offered by or available from the Company, or encouraging any such Person to terminate or otherwise alter his, her or its relationship with the Company.

                  5.4 Interference with Employee Relationships. During the Restricted Period, Executive shall not, directly or indirectly, as executive, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, without the prior written consent of the Company, recruit or solicit for employment or engagement, any individual who is employed or engaged by the Company at that time, or has been employed or engaged by the Company during the six (6) months prior thereto, or otherwise seek to influence or alter any such individual's relationship with the Company.

                  5.5 Blue-Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular Restrictive Covenant too lengthy or the Territory too extensive, the other provisions of this Section 5 shall nevertheless stand, and the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the Restricted Period and/or the Territory to permissible duration or size.

                  5.6  Investment  Exception.   Notwithstanding  the  foregoing,
         nothing  contained  in this  Section 5 shall be  construed  to  prevent
         Executive  from  investing  in the stock of any  competing  corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Executive is not involved in the business of said corporation and if Executive and his associates (as such term is defined in Regulation 14(A) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof), collectively, do not own more than an aggregate of two percent (2%) of the stock of such corporation.

         6. Confidential Information. During the term of this Agreement and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any Person or use for the benefit of himself or any Person, any Confidential Information, except to the extent reasonably necessary to carry out Executive's duties and responsibilities to the Company or to the extent required by law or to comply with the lawful subpoena of any administrative or governmental body, in which case Executive shall give prompt notice of such subpoena to Company. As used in this Section 6, "Confidential Information" shall mean any information relating to the Business or affairs of the Company, including but not limited to information relating to financial statements, business plans, forecasts, purchasing plans, customer identities, potential customers, employees, suppliers, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company in connection with the Business of the Company; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

         7.       Termination.

                  7.1 Without Cause. The Company may terminate Executive's employment hereunder at any time, without Cause (as defined in Section
         9), upon not less than ninety (90) days written notice to Executive. Upon notice of such termination from the Company, the Company may (i) require Executive to continue to perform his duties hereunder on the Company's behalf during such notice period, (ii) limit or impose reasonable restrictions on Executive's activities during such notice period as it deems necessary, or (iii) choose any date within the notice period as the effective date of Executive's termination, provided, however, that the Company will continue to pay Executive's Base Salary during such notice period.

                  7.2 For Cause. The Company may terminate Executive's employment hereunder at any time for Cause by providing to Executive written notice of termination stating the grounds for termination for Cause and such termination shall take effect immediately upon notice of termination. The decision to terminate Executive's employment for Cause, to take other action or to take no action in response to such occurrence shall be in the sole and exclusive discretion of the Board.

                  7.3 By  Executive.  Executive  may  terminate  his  employment hereunder  at any time,  with or without  Good  Reason  (as  defined in
         Section 9), upon not less than ninety (90) days notice (thirty (30) days notice if Executive terminates following a Change in Control) to the Company. Upon notice of such termination from Executive, the Company may (i) require Executive to continue to perform his duties hereunder on the Company's behalf during such notice period, (ii) limit or impose reasonable restrictions on Executive's activities during such notice period as it deems necessary, or (iii) accept Executive's notice of termination as Executive's resignation from the Company (including a resignation from any position as director of the Company) at any time during such notice period. If the Company at any time during the notice period chooses to accept Executive's notice of termination as Executive's resignation from the Company, then the effective date of such termination shall be the date as of which such resignation is accepted, provided, however, that the Company will continue to pay Executive's Base Salary during such notice period.

                  7.4 Death or Disability. The Employment Period will terminate immediately upon the death or Disability of Executive.

                  7.5 Salary and Benefit Accruals.  Following the effective date of termination by Executive without Good Reason or by the Company for Cause, Executive will not be entitled to receive any further compensation (whether in the form of Base Salary, Bonus Payments, or Benefits or otherwise) other than those payments set forth in Section
         8.2 below and accrued but unpaid Base Salary, through the Effective Date. Upon termination by the Company without Cause, termination by Executive for Good Reason, death or Disability, Executive (or his estate) will be entitled to receive (i) all accrued but unpaid Base Salary through the Effective Date, (ii) Bonus Payment for the year in which such termination occurs, determined by multiplying the prior year's Bonus Payment by a fraction equal to the number of days elapsed in the current year through the effective date of termination (the "Effective Date") divided by 365, and (iii) any amounts payable pursuant to Section 8.1 below, but all other obligations of the Company to pay Executive any further compensation, whether in the form of Base Salary, Bonus Payments, or Benefits (other than death and Disability benefits, if any) or otherwise, will terminate.

         8.       Additional Obligations Upon Termination.

                  8.1 Termination Without Cause. If Executive's employment with the Company is terminated at any time during the Employment Period (i) by the Company without Cause, or (ii) by Executive for Good Reason, or
         (iii) due to the death or Disability of Executive, then in addition to the amounts payable in accordance with Section 7.5 above, and in consideration for the Restrictive Covenants, the Company shall pay and provide to Executive the following:

                          (a) Within thirty (30) days after the Effective  Date,
                 the Company shall pay to Executive or his estate, a lump sum cash payment, in an amount equal to the Termination Payment;

                           (b)  for  the  remainder  of  the   Scheduled   Term,
                  Executive shall continue to receive from the Company the Automobile Allowance set forth in Section 4.4 above;

                          (c) until such time as either  Executive or his spouse
                 reaches the age of 65, Executive and his dependents shall continue to be covered by all survivor rights, insurance and Benefit programs in type and amount at least equivalent to those provided to him and his dependents by the Company immediately prior to the Effective Date;

                           (d) any stock  options  then held by Executive or his
                  permitted assignees shall immediately vest as of the Effective Date; and

                          (e) the Company,  at its sole  expense,  shall provide
                 Executive with outplacement services consistent with those services customarily provided by the Company to its senior executive employees.

                 8.2      Termination by Executive.
                          ------------------------

                           (a) If, in the absence of a Change in Control, Executive terminates without Good Reason after January 1, 2002, then, in consideration for the survival of the Restricted Period beyond the Effective Date, in addition to the amounts payable in accordance with Section 7.5 above, the Company shall pay and provide to Executive: (i) an annual amount during the balance of the Scheduled Term equal to one-half of Executive's highest total compensation (consisting of Base Salary and Bonus Payment) in any of the five (5) years prior to the year in which the Effective Date occurs, payable in accordance with the Company's normal payroll practices, and
                  (ii) all Benefits specified under Sections 8.1(b) and (c) above.

                           (b) If, after the twelve (12) month period  following
                  a Change in Control, Executive terminates his employment with the Company without Good Reason, then in addition to the amounts payable in accordance with Section 7.5 above, within five (5) business days after the Effective Date, the Company shall pay and provide to Executive: (i) a lump sum cash payment, in an amount equal to (x) one-half of Executive's highest total compensation (consisting of Base Salary and Bonus Payment) in any of the five (5) years prior to the year in which the Effective Date occurs, multiplied by (y) the number of years remaining in the Scheduled Term, and (ii) all Benefits specified under Sections 8.1(b), 8.1(c), 8.1(d) and 8.1(e) above.

                  8.3 No Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided for or referred to in this Section 8 by seeking other employment or otherwise, nor shall the amount of any payment provided for or referred to in this Section 8 be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination of the Executive's employment, or otherwise.

                  8.4 Release. As a condition to Executive's right to receive any severance payments and Benefits made hereto in this Section 8, the Company shall require that (i) Executive execute and deliver to the Company a general release, whereby Executive shall release the Company, it successor, assigns, officers, directors and agents from any and all claims, liabilities and obligations relating to or arising out of this Agreement or any employment-related claims Executive may have after a Change in Control, including but not limited to claims brought under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, any other federal, state or local laws regarding employment discrimination or termination of employment and the common law of any state relating to employment contracts, wrongful discharge, defamation or any other matter arising under common law, and (ii) Executive shall not be in breach of any Restrictive Covenant.

                  8.5 Termination in Anticipation of a Change in Control. If the Company terminates Executive's employment without Cause during the period commencing six (6) months prior to the earlier of (i) public announcement by the Company of a Change in Control, or (ii) the execution by the Company of a definitive agreement with regard to a Change in Control, and ending on (and including) the date of the Change in Control, such termination shall be regarded as a termination after such Change in Control for purposes of this Agreement, including without limitation, for purposes of Sections 4.5 and 8.

         9.       Definitions.  As used in this Agreement:
                  -----------

         "Affiliate" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

         "Anixter Family" means Alan B. Anixter, William R. Anixter, Scott C. Anixter, their spouses, heirs and any group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of which any of the foregoing persons is a member for purposes of acquiring, holding or disposing of securities of the Company, any trust established by or for the benefit of any of the foregoing and any other entity controlled by or for the benefit of any of the foregoing.

         "Cause" means (a) an act of fraud or dishonesty by Executive that results in material gain or personal enrichment of Executive at the Company's expense, (b) Executive's conviction of a felony-class crime (other than relating to the operation of a motor vehicle), (c) any material breach by Executive of any provision of this Agreement that, if curable, has not been cured by Executive within thirty days of written notice of such breach from the Company,
(d) Executive willfully engaging in gross misconduct materially injurious to the Company that, if curable, has not been cured by Executive within thirty days of written notice specifying the alleged willful gross misconduct and material injury, or (e) any intentional act or gross negligence on the part of Executive that has a material, detrimental effect on the reputation or Business of the Company. The decision to terminate Executive's employment for Cause, to take other action or to take no action in response to such occurrence shall be in the sole and exclusive discretion of the Board.

         "Change in Control" means the happening of any of the following events:

                  (a) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (B) any acquisition by a member or members of the Anixter Family, (C) any acquisition by a lender to the Company pursuant to a debt restructuring of the Company, (D) any acquisition by, or consummation of a Corporate Transaction with an Affiliate, (E) a Non-Control Transaction, or (F) an acquisition by a Person of the beneficial ownership of twenty percent (20%) or more, but less than fifty percent (50%) of the combined voting power of the then Outstanding Company Voting Securities unless Executive's employment is terminated by the Company without Cause or by Executive for Good Reason, within twenty-four (24) months following such acquisition;

                  (b) A change in the composition of the Board such that the individuals who, as of the date hereof, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 9(b), that any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this provision) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board;

                  (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"), in each case, unless the Corporate Transaction is a Non-Control Transaction; or

                  (d) Approval by stockholders of the Company of a complete liquidation or dissolution of the Company.

         "Disability" will be deemed to have occurred whenever Executive has suffered physical or mental illness, injury, or infirmity that renders Executive unable to perform the essential functions of his job with or without reasonable accommodation.

         "Good Reason" means the occurrence of any of the following events, unless (i) such event occurs with Executive's express prior written consent,
(ii) the event is an isolated, insubstantial or inadvertent action or failure to act which was not in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive, or (iii) the event occurs in connection with termination of Executive's employment for Cause, Disability or death:

                  (a) the assignment to Executive by the Company of any duties which are, in any material respect, inconsistent with, a diminution of or an adverse change in Executive's position, duty, title, office, responsibility or status with the Company, including without limitation, any material diminution of Executive's position or responsibility in the decision or management processes of the Company, reporting relationships, job description, duties, responsibilities, any removal of Executive from, or any failure to reelect Executive to, such position, any failure of Executive to be reelected to the Board of Directors, or any requirement that Executive travel outside of the Chicago metropolitan area any greater amount of time than he currently travels on behalf of the Company;

                  (b) a reduction by the Company in Executive's rate of Base Salary during the Employment Period;

                  (c) any failure to either continue in effect any material Benefits or to substitute and continue other plans, policies, programs or arrangements providing Executive with substantially similar Benefits, or the taking of any action which would substantially and adversely affect Executive's participation in or materially reduce Executive's Benefits or compensation;

                  (d) any failure by any successor or assignee of the Company to continue this Agreement in full force and effect or any breach of this Agreement by the Company (or any successor or assignee of the Company), unless such breach is cured within thirty (30) days of receiving written notice of the breach from Executive; or

                  (e) following a Change in Control, the relocation of the executive offices of the Company to a location that is more than fifty
         (50) miles from the executive offices of the Company as of the effective date of such Change in Control.

         "Non-Control Transaction" means a Corporate Transaction as a result of which the Outstanding Company Voting Securities immediately prior to such Corporate Transaction would entitle the holders thereof immediately prior to such Corporate Transaction to exercise, directly or indirectly, more than fifty percent (50%) of the combined voting power of all of the shares of capital stock entitled to vote generally in election of directors of the corporation resulting from such Corporate Transaction immediately after such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries).

         "Person" means any individual, corporation, trust, proprietorship, association, governmental body, agency or subdivision or other entity.

         "Termination Payment" means an amount equal to (i) two-thirds of Executive's highest total compensation (consisting of Base Salary and Bonus Payment) in any of the five (5) years prior to the year in which the Effective Date occurs, multiplied by (ii) the number of years or portions thereof remaining in the Scheduled Term.

         10. Remedies. Executive acknowledges and agrees that the covenants set forth in Sections 5 and 6 of this Agreement (collectively, the "Restrictive Covenants") are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive's actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

         11.      Miscellaneous.
                  -------------

                  11.1 Notices. All notices and other communication between the parties pursuant to this Agreement must be in writing and will be deemed given when delivered in person, one (1) business day after being dispatched by a nationally recognized overnight courier service, three
         (3) business days after being deposited in the U.S. Mail, registered or certified mail, return receipt requested, or when sent by facsimile (with receipt acknowledged and a copy sent for next day delivery by a nationally recognized overnight courier service), to the Company at the address or facsimile number of its principal office in the Chicago, Illinois metropolitan area and to Executive (or his representatives) at his address or facsimile as shown on the Company's records. Executive (or his representatives) may change his address or facsimile number for notice purposes by delivering notice to the Company in accordance with this Section 11.1. All notices sent to the Company shall also be delivered to Katten Muchin Zavis, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693, Attention: Jeffrey R. Patt, Esq., Facsimile No.: 312-902-1061.

                  11.2 Governing Law. This Agreement will be subject to and governed by the laws of the State of Illinois, without regard to principles of conflicts of laws.

                  11.3 Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, executors, administrators, successors, and assigns, subject to the limitations on assignment in Section 11.8.

                  11.4 Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter of this Agreement and supersedes any other agreements, whether oral or written, between the parties with respect to the subject matter of this Agreement, except as otherwise provided in that certain letter agreement of even date between the Company and Executive regarding post-employment medical benefits, a copy of which is attached hereto as Exhibit C.

                  11.5 Modification. No change or modification of this Agreement will be valid unless it is in writing and signed by both of the parties. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person or party to be charged.

                  11.6 Severability. If any provision of this Agreement is, for any reason, invalid or unenforceable, the remaining provisions of this Agreement will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

                  11.7 Headings. The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation of construction of the provisions of this Agreement.

                  11.8 Assignability. This Agreement may not be assigned by either party without the prior written consent of the other party, except that (i) the Company may assign its rights to, and cause its obligations under this Agreement to be assumed by, any person or entity to whom or to which the Company simultaneously transfers by sale, merger, or otherwise all or substantially all of its assets and (ii) Executive may assign this Agreement in accordance with Section 1.3 of this Agreement.

                  11.9 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

                  11.10 Arbitration. Except for any claim or dispute which gives rise or could give rise to equitable relief under this Agreement, at the request of Executive, or the Company, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled exclusively and finally by arbitration. The arbitration shall be conducted in accordance with such rules and before such arbitrator as the parties shall agree and if they fail to so agree within fifteen (15) days after demand for arbitration, such arbitration shall be conducted in accordance with the Federal Arbitration Act and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association which are then in effect (hereinafter referred to as "AAA Rules"). Such arbitration shall be conducted in Chicago, Illinois, or in such other city as the parties to the dispute may designate by mutual consent. The arbitral tribunal shall consist of three arbitrators (or such lesser number as may be agreed upon by the parties) selected according to the procedure set forth in the AAA Rules in effect on the date hereof and the arbitrators shall be empowered to order any remedy which is appropriate to the proceedings and issues presented to them. Any party to a decision rendered in such arbitration proceedings may seek an order enforcing the same by any court having jurisdiction.

                  11.11 Legal Expenses. If Executive takes legal action to enforce the Company's obligations under this Agreement and Executive prevails in such action to any significant extent, the Company shall reimburse Executive for all reasonable expenses (including reasonable attorney's fees) actually incurred by Executive in such action.

         IN WITNESS WHEREOF, the parties have executed this Amended and Restated Executive Employment Agreement as of the date first above written.

                                  ANICOM, INC.

                                            By:      /s/ Carl E. Putnam
                                                     -------------------------
                                                     Carl E. Putnam, President


                          EXECUTIVE:

                       /s/ Scott C. Anixter
                       ---------------------------
                       Scott C. Anixter

1099662v3

                                    EXHIBIT C

March 29, 2000



Scott Anixter, Chairman
Anicom, Inc.
6133 N. River Road
Suite 1000
Rosemont, Illinois 60018

Re:      Post-Employment Medical Benefits

Dear Scott:

Anicom, Inc. (the "Company") is grateful to you for your many long years of excellent and distinguished leadership. In consideration of and recognition for these past services and your continuing contribution to the Company pursuant to the terms of that Amended and Restated Executive Employment Agreement between you and the Company dated as of March __, 2000 (the "Employment Agreement"), the Company has agreed to provide to you, Penny Anixter and your dependent children under the age of twenty-six (Penny and the children collectively referred to herein as the "Covered Persons") post-employment medical benefits in satisfaction of the Company's obligations under Sections 4.6 and 8.1(c) of the Employment Agreement.

1. You and the Covered Persons will continue to be covered, with coverage equivalent to the coverage you and the Covered Persons have as of the date hereof, under the Company's existing group medical benefit plan (including vision and dental benefits subject to limits then in effect for the Company's active employees) for active employees (collectively, the "Plan") until the date you cease to be eligible for such coverage under the terms of the Plan. When you cease to be eligible under the Plan, you may be eligible for health benefit continuation coverage under the Plan pursuant to Federal law ("COBRA") under the same terms and conditions that apply to other COBRA-eligible individuals. If so, you agree to elect to receive such COBRA coverage. This generally would provide you with 18 months of coverage under the Plan. The Company will be responsible for paying any required premium for coverage.

2. Upon the date your (and the Covered Person's) coverage under the preceding paragraph has expired, you and the Covered Persons will be eligible for Company-provided retiree medical benefits (including vision and dental benefits subject to limits then in effect for the Company's active employees) (the "Benefits"), subject to the following terms and conditions:

         (i) You will receive reimbursement from the Company for physician, hospitalization and prescription drug expenses ("Expenses") incurred by you and the Covered Persons which are not otherwise reimbursable or payable by another payor, including but not limited to, another employer's group health plan, Medicare, or first or third party insurance (such as an automobile insurance policy). Notwithstanding the foregoing, you will not be required to seek any other insurance or reimbursement or otherwise take any action to mitigate the costs to the Company of providing the Benefits set forth in this letter.

         (ii) Reimbursement by the Company of Expenses may be subject to a calendar year deductible in an amount not to exceed $1,000, which amount will apply to Expenses incurred by you and/or the Covered Persons in the aggregate.

         (iii) You and Penny will take all necessary steps to obtain coverage under Medicare Parts A and B when you are first eligible for such coverages and you will seek reimbursement on a primary basis under such programs. You will give the Company subrogation rights to the extent of Expenses reimbursed by the Company in connection with an injury or accident.

         (iv) The terms of this letter supersede any other obligation of the Company with respect to post-employment medical benefits for you and the Covered Persons.

         (v) All reimbursements made will be treated by the Company as taxable payments to you and the Covered Persons, and the Company will report such payments on an IRS Form 1099. Notwithstanding the foregoing, to the extent you are not employed by the Company or otherwise fully covered by any of the Company's health insurance programs, the Company will provide the Benefits to you and the Covered Persons pursuant to one or more health insurance policies to the extent such coverage is available with respect to you and the Covered Persons, and otherwise the Company will cooperate with you to minimize the tax consequences to you and the Covered Persons of the Benefits hereunder provided, however, in no event shall the Company's reimbursements to any Covered Person exceed one million dollars ($1,000,000) (a) prior to a Change in Control or (b) if you are a Consultant pursuant to section 1.3 of the Employment Agreement at the time a Change in Control occurs.

         (vi) In no event shall the Benefits provided by this Agreement be less favorable than those enjoyed by you and the Covered Persons as of the date hereof.

3. Once you have signed the duplicate copy of this letter, this letter will constitute an Agreement binding on the Company and any successors or assigns of the Company, including, without limitation, any successor corporation following any Change in Control of the Company (as defined in the Employment Agreement).

4. In the event you desire to pursue a claim relating to this Agreement, it shall be settled exclusively by arbitration in Chicago, Illinois by at least two but not more than three arbitrators in accordance with the rules of the American Arbitration Association in effect at the time of submission of the arbitration. Judgment may be entered on he arbitrator's award in any court having jurisdiction. If you prevail in such arbitration to any significant extent, you will be entitled to reimbursement of your reasonable legal costs and expenses incurred in pursuing and enforcing your claim plus interest on all past due claims at the prime rate of interest plus 2% as published from time to time in the Midwest edition of The Wall Street Journal.

5. Except as otherwise set forth above, the Employment Agreement remains in full force and effect.

6. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If you agree to the aforementioned terms and conditions, please signify your consent by executing the extra copy of this letter and returning it to me.

ANICOM, INC.

By:      /s/ Carl E. Putnam

         Carl E. Putnam, President and
         Chief Executive Officer

Agreed to and accepted this __day of March, 2000:

/s/ Scott C. Anixter

Scott C. Anixter